                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

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
                                                            YEAR ENDED       SIX MONTHS ENDED
                                                           DECEMBER 31,          JUNE 30,
                                                         -----------------   -----------------
                                                          1995      1996      1996      1997
                                                         -------   -------   -------   -------
  Weighted average shares outstanding, primary and
     fully diluted.....................................   10,932    10,932    10,932    10,932
  Net effect of dilutive stock options based on the
     treasury method using average market price
     assuming all stock options issued within one year
     prior to filing of registration statement deemed
     outstanding pursuant to Securities and Exchange
     Commission Staff Accounting Bulletin
     Topic 4D..........................................      450       450       450       450
                                                         -------   -------   -------   -------
  Total................................................   11,382    11,382    11,382    11,382
                                                         =======   =======   =======   =======
Net earnings (loss)....................................     (222)      415       331        17
                                                         =======   =======   =======   =======
Pro forma net earnings (loss)..........................     (222)      268       205        17
Pro forma per share amount.............................      N/A   $   .02       .02       .00
                                                         =======   =======   =======   =======
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